STOCK OPTION AGREEMENT

         STOCK OPTION AGREEMENT, dated as of August 19, 1999, between Motorola, Inc. ("Grantee") and Metrowerks Inc. ("Issuer").

                              W I T N E S S E T H:

         WHEREAS, concurrently herewith, Grantee and Issuer are entering into an agreement providing for Grantee to offer to acquire 100% of the outstanding Common Shares of Issuer (the "Offer Agreement");

         WHEREAS, the Offer Agreement provides for a maximum Termination Fee (as defined therein; the "Termination Fee") of U.S. $4,700,000;

         WHEREAS, Grantee and Issuer agree that the value of the Option and the Termination Fee, together, is not to exceed U.S. $4,700,000;

         WHEREAS, as a condition and inducement to Grantee's execution of the Offer Agreement and pursuant to the transactions contemplated thereby and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined); and

         WHEREAS, the Board of Directors of Issuer has approved the grant of the Option and the Offer Agreement prior to the execution hereof;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Offer Agreement, the parties hereto agree as follows:

         1.       THE OPTION.

         (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 2,913,172 fully paid and nonassessable common shares of Issuer
("Common Shares") at a price per share equal to U.S. $6.25 (such price, as adjusted if applicable, the "Option Price") or an aggregate purchase price for the Common Shares of U.S. $18,207,325 (the "Aggregate Option Price"); provided, however, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding Common Shares (without giving effect to any exercise of this Option) at the time of exercise without giving effect to the Common Shares issued or issuable under the Option. The number of Common Shares that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.


         (b) In the event that any additional Common Shares are issued or otherwise become outstanding after the date of this Agreement (other than



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pursuant to this  Agreement  and other than  pursuant to an event  described  in
Section 5(a) hereof), the number of Common Shares subject to the Option shall be increased so that, after such issuance, such number together with any Common Shares previously issued pursuant hereto, equals 19.9% of the number of Common Shares then issued and outstanding (without giving effect to any exercise of this Option) without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Offer Agreement. Any such increase shall not affect the Aggregate Option Price.

         2.       EXERCISE; CLOSING.

         (a) Grantee and/or any other person that shall become a holder of all or part of the Option in accordance with the terms of this Agreement (each such person being referred to herein as the "Holder") may exercise the Option, in whole or part, if, but only if, the Termination Fee has become payable (a "Triggering Event") and such exercise is prior to the occurrence of an Exercise Termination Event (as hereinafter defined).

         (b) Each of the following shall be an "Exercise Termination Event":

                  (i) the passage of thirteen (13) months (or such longer period as provided in Section 10) after termination of the Offer Agreement; or

                  (ii) the completion of the acquisition of all of the issued and outstanding Common Shares of Issuer by Grantee or a direct or indirect wholly-owned subsidiary of Grantee; or

                  (iii) the payment of any combination of the Option Repurchase Price or the Option Share Repurchase Price (as defined in Section 7(a) hereof) or the Substitute Option Repurchase Price or the Substitute Share Repurchase Price (as defined in Section 9(a) hereof) aggregating U.S. $4,700,000.

         (c) In the event Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if the closing of such purchase cannot be consummated by reason of any applicable judgment, injunction, decree, order, law or regulation, the period of time that would otherwise run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided, further, that if prior notification to or approval of any regulatory or antitrust agency is required in connection with such purchase, Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing, and shall expeditiously process

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the same and the  period  of time that  otherwise  would  run  pursuant  to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Issuer agrees to use its best efforts to obtain any and all regulatory or other approvals necessary in connection with the granting or exercise of the Option. Any exercise of the Option, in whole or in part, shall be deemed to occur on the Notice Date relating to that portion of the exercise of the Option.

         (d) At the closing referred to in subsection (c) of this Section 2, Holder shall (i) pay to Issuer the aggregate purchase price for the Common Shares purchased pursuant to an exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude Holder from exercising the Option by delivery of a certified check or bank draft and (ii) present and surrender this Agreement to Issuer, against delivery, in the case of any exercise of the Option in part only, of the new Agreement referred to in subsection (e) of this Section 2.

         (e) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (d) of this Section 2, Issuer shall deliver to Holder a certificate or certificates representing the number of Common Shares purchased by Holder and, if the Option should be exercised in part only, a new Agreement evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, which new Agreement shall be on the same terms and conditions as are set forth herein except with respect to the number of Common Shares issuable pursuant thereto, which shall be reduced accordingly in respect of any prior exercises of the Option.

         (f) Certificates for Common Shares delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

                  "The transfer of the shares represented by this certificate is subject to certain resale restrictions arising under applicable securities laws (including the United States Securities Act of 1933, as amended)."

         It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such reference if Holder shall have delivered to Issuer a copy of a letter from the United States Securities and Exchange Commission or a written opinion of counsel of nationally recognized standing addressed to Issuer, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Unites States Securities Act of 1933, as amended (the "1933 Act") or other applicable securities laws. In addition, such certificates shall bear any other legend as may be required by law.

         (g) Upon the giving by Holder to Issuer of the written notice of exercise of the Option provided for under subsection (c) of this Section 2 and the tender of the applicable purchase price in immediately available funds, Holder shall be deemed to be the holder of record of the Common Shares issuable upon such exercise, notwithstanding that the share transfer books of Issuer shall then

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be closed or that certificates representing such Common Shares shall not then be actually delivered to Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of share certificates under this Section 2 in the name of Holder or its assignee, transferee or designee.

         3.       COVENANTS OF ISSUER.

         In addition to its other agreements and covenants herein, Issuer agrees:

         (a) that it shall at all times maintain, free from any subscription or preemptive rights, sufficient authorized but unissued Common Shares so that the Option may be exercised without additional authorization of Common Shares after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase Common Shares from Issuer or to cause Issuer to issue Common Shares;

         (b) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;

         (c) promptly to take all action as may from time to time be required (including complying with all applicable notification, filing reporting and waiting period requirements under the Hart-Scott-Rodino Act or otherwise, and cooperating fully with Holder in preparing any applications or notices and providing such information to any regulatory authority as it may require) in order to permit Holder to exercise the Option and Issuer duly and effectively to issue Common Shares pursuant hereto and to protect the rights of Holder against dilution; and

         (d) it will forthwith following the execution of this Agreement make application, and thereafter use its best efforts to (i) secure the approval of The Toronto Stock Exchange (the "TSE") and the NASDAQ Market, and any other stock exchange or market on which the Common Shares are listed or quoted for trading, in respect of the issuance and exercise of the Option and (ii) cause the Common Shares to be issued pursuant to the Option to be conditionally approved for listing (to the extent they are not already so approved) on the TSE, the NASDAQ Market and all other stock exchanges or markets on which such Common Shares are then listed or quoted for trading, subject to the usual conditions of the TSE and, in the case of the NASDAQ Market, subject to official notice of issuance. Issuer agrees to provide Grantee with copies of all correspondence with all stock exchanges or markets in connection with the provisions of this paragraph and to provide Grantee with the opportunity to participate in the process of obtaining, and any proceedings relating to obtaining, all such approvals.

         4.       EXCHANGE; REPLACEMENT.


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         This  Agreement  (and the Option  evidenced  hereby) are  exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of Common Shares purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by any person other than the holder of the new Agreement.

         5.       ADJUSTMENTS.

         In addition to the adjustment in the number of Common Shares that are purchasable upon exercise of the Option pursuant to Section 1(b) of this Agreement, the number of Common Shares purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.

         (a) In the event of any change in, or distributions in respect of, the Common Shares by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of Common Shares purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that (i) any Holder shall receive upon exercise of the Option the number and class of shares, other securities, property or cash that such Holder would have received in respect of the Common Shares purchasable upon exercise of the Option if the Option had been exercised and such Common Shares had been issued to such Holder immediately prior to such event or the record date therefor, as applicable, and (ii) in the event that any additional Common Shares are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of Common Shares purchasable upon exercise of the Option shall be increased so that, after such issuance and together with Common Shares previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Shares), it equals 19.9% of the number of Common Shares issued and outstanding (without giving effect to any exercise of this Option) immediately after the consummation of such change.

         (b) Whenever the number of Common Shares purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of Common Shares purchasable prior to the adjustment and the denominator of which shall be equal to the number of Common Shares purchasable after the adjustment, with the intention that such adjustment in the

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Option  Price will result in the Option  having the same  economic  value to the
Holder following such adjustment in the Option Price as it did prior to the event giving rise to the adjustment in the number of Common Shares provided for in this Section 5. More specifically, in no event shall the Aggregate Option Price increase.

         6.       REGISTRATION.

         (a) If any Triggering Event has occurred prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within twelve (12) months (or such later period as provided in Section 10) of such Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the Common Shares issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any Common Shares issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of Common Shares, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Option Shares would interfere with the successful marketing of the Common Shares offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of Holder shall constitute at least 25% of the total number of shares to be sold by Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and Holder shall thereafter be entitled to one additional registration and the twelve (12) month period referred to in the first sentence of this section shall be increased to twenty-four (24) months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each

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case by promptly mailing the same, postage prepaid,  to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement. Securities held by persons entitled to "piggy-back" registration rights pursuant to any contractual commitment of the Company may be included for registration under the registration statement referred to in this Section 6(a), but only if such inclusion (i) would not reduce the number of Common Shares to be sold by Holder and (ii) could not reasonably be expected to adversely affect the offering being made by Holder pursuant to the registration statement.

         (b) In the event that Grantee shall desire to sell any of the Common Shares issued upon total or partial exercise of the Option and such sale in the manner proposed by Grantee requires, in the opinion of counsel to Grantee, qualification of such Common Shares for resale under applicable Canadian securities laws, Issuer shall cooperate with Grantee and any underwriters in qualifying such Common Shares for resale, including, without limitation, promptly filing a prospectus which complies with the requirements of applicable Canadian securities laws and entering into an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distribution.

         (c) If Common Shares are qualified  for  distribution  pursuant to this
Section 6, Issuer agrees (i) to furnish copies of the prospectus relating to the Common Shares covered thereby in such numbers as Grantee may from time to time reasonably request, and (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary to keep available for at least 60 days a prospectus covering Common Shares meeting the requirements of such securities laws, and to furnish Grantee such numbers of copies of the prospectus, as amended or supplemented, as may reasonably be requested. Issuer shall bear the cost of the qualification, including but not limited to, all filing fees, printing expenses, underwriting fees and fees and disbursements of its counsel and counsel and accountants for Grantee.

         (d) Issuer shall indemnify and hold harmless Grantee, its affiliates and its officers and directors from and against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statements contained in or omissions or alleged omissions from, each registration statement or Canadian prospectus filed pursuant to this Section 6; provided, however, that this provision shall not apply to any loss, liability, claim, damage or expense to the extent it arises out of any untrue statement or omission made in reliance upon and in conformity with written information furnished to Issuer by Grantee, its affiliates and its officers and other representatives expressly for use in any registration statement or Canadian prospectus (or any amendment thereto) filed pursuant to this Section 6. Issuer shall also indemnify and hold harmless each underwriter and each person who controls any underwriter against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statements contained in or omissions or alleged omissions from, each registration statement or Canadian prospectus filed pursuant to this Section 6; provided, however, that this provision shall not apply to any loss, liability, claim, damage or expense to the

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extent it arises out of any untrue  statement or omission made in writing by the underwriters expressly for use in any registration statement or Canadian prospectus (or any amendment thereto) filed pursuant to this Section 6.

         (e) In the event that Grantee so requests, the closing of the sale or other disposition of the Common Shares or other securities pursuant to a registration statement or Canadian prospectus filed pursuant to Section 6 shall occur substantially simultaneously with the exercise of the Option.

         (f) If any of the Common Shares acquired upon exercise of the Option are not yet listed on any stock exchange or included for trading on any stock market, or have only been conditionally listed or included for trading subject to notice of issuance, Issuer, upon the request of Holder, shall promptly use its best efforts to obtain unconditional approval of such listing or inclusion for trading as soon as practicable.

         7.       REPURCHASE OF OPTION AND/OR OPTION SHARES.

         (a) At any time and from time to time after the occurrence of a Triggering Event (i) at the request of Holder, delivered in writing prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option (or such portion of the Option as Holder shall designate) from Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered in writing prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from Owner as Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per Common Share at which a tender or exchange offer therefor has been made, (ii) the price per Common Share to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest trading price for Common Shares on the TSE or the NASDAQ Market (or, if the Common Shares are not then listed on the TSE or the NASDAQ Market, any other stock exchange or automated quotation system on which the Common Shares are then listed or quoted) within the six-month period immediately preceding the date Holder gives notice of the required repurchase of this Option or Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or substantially all Issuer's assets, the sum of the net price paid in such sale for such assets and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by Holder or Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of Common Shares of Issuer outstanding at the time of such sale, which determination, absent manifest error, shall be conclusive for all purposes of this Agreement. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by Holder or Owner, as the case may be, and reasonably acceptable to Issuer, which determination, absent manifest error, shall be conclusive for all purposes of this Agreement.

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         (b)  Holder and Owner,  as the case may be, may  exercise  its right to require Issuer to repurchase  the Option and any Option Shares  pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that Holder or Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to Holder the Option Repurchase Price and/or to Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

         (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify Holder and/or Owner and thereafter deliver or cause to be delivered, from time to time, to Holder and/or Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to Holder and/or Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to Holder and/or Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to Holder, a new Agreement, on the same terms and subject to the same conditions as are set forth herein, evidencing the right of Holder to purchase that number of Common Shares obtained by multiplying the number of Common Shares for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to Holder and the denominator of which is the Option Repurchase Price, and/or (B) to Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

         8.       SUBSTITUTE OPTION.

         (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or any of its subsidiaries and Issuer shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or any of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving or acquiring corporation, but in connection with such merger, the then outstanding Common Shares shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding Common Shares shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or substantially all of its or any Significant Subsidiary's assets to any person, other than to Grantee or any of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

         (b) The following terms have the meanings indicated:

                  (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving or acquiring person, and (iii) the transferee of all or substantially all of Issuer's assets (or the assets of a Significant Subsidiary of Issuer).

                  (ii) "Substitute Shares" shall mean the shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or other persons similarly responsible for direction of the business and affairs) of the issuer of the Substitute Option.

                  (iii) "Assigned Value" shall mean the market/offer price, as defined in Section 7.

                    (iv) "Average  Price" shall mean the average  closing  price per Substitute  Share, on the principal  trading market
                         on which such shares are traded as reported by a recognized source, for one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the Substitute Shares on such market on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a common share issued by the person merging into Issuer or by any company which controls or is controlled by such person, as Holder may elect.

                  (v) "Significant Subsidiary" has the meaning ascribed to such term in Rule 405 promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"), as if the Company were the registrant referred to therein.

         (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

         (d) The Substitute Option shall be exercisable for such number of Substitute Shares as is equal to the Assigned Value multiplied by the number of Common Shares for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per Substitute Share shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of Common Shares for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of Substitute Shares for which the Substitute Option is exercisable. In no event shall the Aggregate Option Price be increased.

         (e) In no event, pursuant to any of the foregoing paragraphs, shall the number of shares purchasable upon exercise of the Substitute Option exceed 19.9% of the Substitute Shares then issued and outstanding (without giving effect to any exercise of this Option) at the time of exercise (without giving effect to Substitute Shares issued or issuable under the Substitute Option). In the event that the Substitute Option would be exercisable for more than 19.9% of the Substitute Shares then issued and outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee (or, if Grantee is not then the Holder owning Options with respect to the largest number of Substitute Shares, the largest Holder), which determination, absent manifest error, shall be conclusive for all purposes of this Agreement.

         (f) In addition to any other restrictions or covenants, Issuer agrees that it shall not enter or agree to enter into any transaction described in
Section 8(a) unless the Acquiring Corporation and any person that controls the Acquiring Corporation (i) assume in writing all the obligations of Issuer hereunder and (ii) take all other actions that may be necessary so that the provisions of this Section 8 are given full force and effect. Without limiting the foregoing, the Acquiring Corporation and any person that controls the Acquiring Corporation shall take any action that may be necessary (x) so that the holders of the other common shares issued by the Substitute Option Issuer or any successor to the Substitute Option Issuer are not entitled to exercise any rights by reason of the issuance or exercise of the Substitute Option and (y) to prevent the exercise of any rights by the holders of the other common shares issued by the Substitute Option Issuer or any successor to the Substitute Option Issuer that
(A) any holder of the Substitute Option (each such person being referred to herein as a "Substitute Option Holder") or any holder of Substitute Shares (each such person being referred to herein as a "Substitute Share Owner") purchased upon exercise of the Substitute Option would be prohibited or precluded from exercising or (B) the exercise of which would adversely affect the rights of any Substitute Option Holder under the agreement for such Substitute Option or the transactions contemplated by the Offer Agreement.

         9.       REPURCHASE OF SUBSTITUTE OPTION.

         (a) At the written request of a Substitute Option Holder at any time and from time to time, the Substitute Option Issuer shall repurchase the Substitute Option (or such portion of the Substitute Option as the Substitute Option Holder shall designate) from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of Substitute Shares for which the Substitute Option may then be exercised, and at the request of the Substitute Share Owner, the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for Substitute Shares within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

         (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

         (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the

Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five (5) business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and
(ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of Substitute Shares obtained by multiplying the number of Substitute Shares for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

         10.      EXTENSION.

         The time periods for the exercise of certain rights under this Agreement shall be extended: (i) to the extent necessary to obtain all governmental and regulatory approvals for the exercise of such rights (for so long as Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods;
(ii) during any period for which an injunction or similar legal prohibition on exercise shall be in effect and (iii) if applicable, to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

         11.      REPRESENTATIONS AND WARRANTIES.

         Issuer hereby represents and warrants to Grantee as follows:

         (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer and constitutes a valid and legally binding obligation of Issuer enforceable in accordance with its terms.

         (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of Common Shares equal to the maximum number of Common Shares at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant to the Option, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests (other than those created by this Agreement) and not subject to any preemptive rights.

         (c) The execution, delivery and performance of this Agreement does not or will not, and the consummation by Issuer of any of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of or a default under, its articles or certificate of incorporation or by-laws, or the comparable governing instruments of any of its subsidiaries, or (ii) a breach or violation of or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or licence to which it or any of its subsidiaries is subject.

         12.      ASSIGNMENT.

         Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that Grantee may, without the prior written consent of Issuer, assign the Option, in whole or in part, to any affiliate of Grantee.

         13.      FILINGS; OTHER ACTIONS.

         Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and regulatory and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, notices and filings under the Hart-Scott-Rodino Act.

         14.      TOTAL PROFIT.

         (a) Notwithstanding any other provision of this Agreement, in no event shall Grantee's Total Profit (as hereinafter defined) exceed U.S. $4,700,000 million less the amount of any fee paid pursuant to Section 10(b) of the Offer Agreement and, if it otherwise would exceed such amount, Grantee, at its sole election, shall either (i) reduce the number of Common Shares subject to this Option, (ii) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to Issuer or (iv) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed such amount after taking into account the foregoing actions.

         (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than U.S. $4,700,000 million less the amount of any fee paid pursuant to Section 10(b) of the Offer Agreement; provided that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

         (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to Section 7, (ii) (x) the amount received by Grantee pursuant to Issuer's repurchase of Option Shares pursuant to Section 7, less (y) Grantee's purchase price for such Option Shares, (iii) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party with the prior written consent of Issuer, less (y) Grantee's purchase price of such Option Shares, (iv) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party with the prior written consent of Issuer, and (v) any amount equivalent to the foregoing with respect to the Substitute Option.

         (d) As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposed exercise assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares (or any other securities into which such Option Shares are converted or exchanged) held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Shares as of the close of business on the preceding trading day (less customary brokerage commissions).

         (e) Grantee and the Company shall with reasonable diligence do all such things and provide all such reasonable further assurances as may be required to give effect to the intentions of this Section 14, and each of them shall provide such further documents or instruments required by any other as may be reasonably necessary or desirable to effect the purpose of this Section 14 and to carry out its provisions.

         15.      SPECIFIC PERFORMANCE.

         The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

         16.      SEVERABILITY.

         If any term, provision, covenant or restriction contained in this Agreement is held by a court or federal, state or provincial regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of Common Shares provided in
Section 1(a) hereof (as adjusted pursuant to Section 1(b) or Section 5 hereof), it is the express intention of Issuer to allow Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

         17.      NOTICES.

         All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties and in the manner set forth in the Offer Agreement.

         18.      GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario. The parties hereto irrevocably submit to the non-exclusive jurisdiction of the courts of the Province of Ontario in respect of the interpretation and enforcement of this Agreement.

         19.      COUNTERPARTS.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         20.      EXPENSES.

         Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         21.      ENTIRE AGREEMENT.

         Except as otherwise expressly provided herein or in the Offer Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

         22.      CAPTIONS.

         The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                             METROWERKS INC.


                             By: /s/ Jean Belanger
                                 ----------------------------------------------
                                      Name: Jean Belanger
                                      Title: Chairman & CEO


                             MOTOROLA, INC.


                             By: ----------------------------------------------
                                      Name:   William T. Edwards
                                      Title:  Corporate Vice President and
                                              Director, Strategic Management and
                                              Planning, Semiconductor Products
                                              Sector